Exhibit 10


M E M O R A N D U M


TO:       Jack Johansen
FROM:     John Gilmartin
SUBJECT:  Proposal Initialed By Us On 11-11-93
DATE:     November 22, 1993

The proposal initialed by us on November 11, 1993 concerning the conditions of your future employment with Millipore (severance, commission on the sale of the bioscience businesses, etc.) is amended by replacing Section B with the revised Section B set forth below. Its last paragraph is also amended to reflect the agreed upon definition of the "Business" also as set forth below.

Please  initial  this  memorandum  to  confirm  your  agreement  with   these
amendments.


B.   Commission on Sale of the Business:

Millipore will pay a 10% commission on the net cash proceeds to Millipore from the sale or other disposition of the "Business" (see definition below). "Net cash proceeds" shall mean the proceeds received by Millipore, in the form of cash or immediately marketable securities, from the sale or other disposition of the "Business", reduced by the amount of cash advanced by Millipore to the "Business" between December 1, 1993 and the closing date of such sale or other disposition, further reduced by transactional costs. In the event that the "Business" is included as part of a transaction involving the sale of the Waters Chromatography Division, then "Net cash proceeds" will be construed to equal $20,000,000 for purposes of calculating the commission payment, or a reasonable amount less than $20,000,000 if some but not all assets assigned to the "Business" are included in such a transaction.

It is agreed that commission payments will be distributed according to the table below, in part to you personally and in part to a pool (the "pool") for the benefit of other employees of the "Business". You will determine, with the prior approval of Geoffrey Nunes, the list of your colleagues who are employed in the "Business" who will participate in the pool.

                                             To JTJ   To Pool
 On the first $20,000,000 of net cash proceeds  5.0%   5.0%
 On the next $10,000,000 of net cash proceeds   0.0%   10.0%
 On net cash proceeds in excess of $30,000,000  5.0%   5.0%

Commission payments to you will be made on or within thirty days following the closing date of the sale or other disposition of the "Business".

Payments from the pool to participating employees will be offset against any retention bonuses agreed to by Millipore in their cases. If, when all retention bonuses for pool participants have been funded from pool proceeds, there are excess proceeds remaining in the pool ("excess proceeds"), then such excess proceeds will be distributed to participants within thirty days following the final accounting thereof. Should you and Geoffrey Nunes decide to include one or more individuals as participants in the pool who are not entitled to retention bonuses, an amount of money ("non-bonus credits") will be included for their benefit along with other participants' retention bonuses in determining the divisor used to calculate individual participant's percentage shares of excess proceeds. Each participant's share will be determined as follows: participant's retention bonus or non-bonus credits divided by the sum of retention bonuses and non-bonus credits for all partici pants, expressed as a percent and multiplied by the total of excess proceeds.

Only Millipore employees in good standing the closing date will be eligible to share in these commission payments.


Last Paragraph

As used above, "Business" shall mean that entity to be called Biosearch comprised of the existing biosynthesis business, the existing ConSep/MemSep business, and the proposed Time of Flight business, and any other businesses which John Gilmartin agrees to add.

/s/Jack T. Johansen
Proposal - Jack T. Johansen                           11-11-93


A.   Severance:

Should your employment by Millipore cease for whatever reason (except termination for cause) at any time during the period from the date of this agreement until two years thereafter, you will be entitled to:

1. An amount equal to two times your then current annual salary, paid in a lump sum on the effective date of termination (the "Termination Date"), if your separation from Millipore is in conjunction with your assuming a full-
time position in a Business (as defined below) that has been spun off from, or disposed of by, Millipore. Otherwise, you will be engaged as a consultant to Millipore, at your then current salary for a period of 24 months from and after the Termination Date (the "Consulting Period"). The amount of consultation required of you will not interfere with your full time engagement in pursuit of other business activities generally or in the conduct of a full scale job search.

2. During the Consulting Period we will provide you with all of your existing medical and insurance benefits (excluding short-term disability). Although you will not be eligible to participate in Millipore's Cash Profit Sharing Plan (or its replacement) during the Consulting Period, you will be eligible to participate in contributions allocated under the Participation Plan for such period. You will also be provided with the services of an outplacement firm at Millipore's sole expense.

3. If your separation from Millipore is in conjunction with your assuming a full-time position in a Business that has been spun off from, or disposed of by, Millipore, Millipore Management will recommend to the Board of Directors that the vesting schedule for all stock options held by you be accelerated to the effective date of such spin off or disposition and that all restrictions on restricted shares be waived as of that date. You will then be allowed 12 months from that date to exercise any or all stock options.

If your separation from Millipore does not involve your assuming a full-time position in a Business spun off from, or disposed of by, Millipore, then the vesting of your stock options and maturing of restrictions on your restricted stock will continue during the Consulting Period, and you will be allowed to exercise any or all vested options during that time.

You will continue to participate in Millipore's stock option distributions during the period prior to your separation in a business as usual fashion.

B.   Commission on Sale of Businesses:

Millipore will pay a commission on the net cash proceeds to Millipore from the sale or other disposition of Bioscience assets under your management. "Net cash proceeds" shall mean the proceeds received by Millipore, in the form of cash or immediately marketable securities, of a sale(s) or other disposition, reduced by the amount of cash advanced by Millipore to the Business(es) in question between December 1, 1993 and the closing date(s) of such sale or other disposition (each, a "Closing Date") and further reduced by transactional costs. In the event that the Bioscience assets under your management are included as part of a transaction involving the sale of the Waters Chromatography Division, then "Net cash proceeds" will be construed to equal $20,000,000 for purposes of calculating the commission payment, or a reasonable amount less than $20,000,000 if some but not all Bioscience assets under your management are included in such a transaction.

The following commission schedule will apply. The commission will be payable on the respective Closing Date. It is understood that 50% of such commission amounts will be distributed to you personally while the remaining 50% will be distributed to a group of your senior colleagues employed in the business. Such payments to your senior colleagues will be offset against any retention bonuses that may be agreed to by Millipore in their cases. You will determine, with the prior approval of John Gilmartin, the list of such senior colleagues. Only Millipore employees in good standing on a Closing Date will be eligible to share in these commission payments.

On the first $10,000,000 of net cash proceeds     10.0%
On the second $10,000,000 of net cash proceeds    7.5%
On the third $10,000,000 of net cash proceeds     5.0%
On net cash proceeds in excess of $30,000,000     2.5%


C.   Additional Consideration:

For your part, and as additional consideration for the incentives and benefits set forth above, if the Board of Directors determines to pursue the courses of action contemplated herein, you agree as follows:

1) As of a date to be agreed among you, John Gilmartin, and Geoff Woodard, to assume executive and operating responsibility for the "Business";

2) To structure the "Business" for divestiture;

3) To develop with Millipore's investment bankers, its other independent advisors, and its Deal Coordinator, appropriate sell book(s) or other offering documents;

4) To coordinate all selling activities with, and cooperate in whatever support activities may reasonably be required by, Millipore's investment bankers, its other independent advisors, and its Deal Coordinator, in satisfying the information needs of prospective investors; and

5) To use your good faith efforts to operate the Business until the Termination Date (or until the earlier sale or other disposition of the Business) in a manner so as to ensure that the Business sold, or otherwise disposed of on a Closing Date, is structured, resourced, and performing as represented during negotiations, except that you will not be responsible for any representations made by the Deal Coordinator or other representative of Millipore to third parties without your knowledge and consent thereof.

As used above, "Business" shall mean, individually and collectively, those portions of Millipore's Bioscience businesses as agreed to by you and Geoff Woodard with John Gilmartin's approval.

/s/Jack T. Johansen
November 5, 1993


Mr. Douglas A. Berthiaume
Waters Chromatography Division of
Millipore Corporation
34 Maple Street
Milford, MA 01757

Dear Mr. Berthiaume:

As you know, Millipore Corporation is contemplating the sale or other disposition of The Waters Chromatography Division. Respecting that this course creates an uncertain future for individual members of the WCD management team and challenges them as a group to extraordinarily high levels of professionalism and exertion during the period leading up to the completion of a transaction, the incentive compensation arrangements and other considerations described below will be effective immediately upon Millipore's Board of Director's final approval of Management's proposal to divest The Waters Chromatography Division.


Incentive Compensation:

As a participating WCD management team member, you will share in the proceeds of the incentive pools described below. You must be a Millipore employee at the closing date or have been terminated other than for cause to be eligible to participate and share in the incentive pools.


Successful Transaction Incentive:

Subject only upon (B) below.

(A) Millipore will pay you as your share of a Successful Transaction Incentive Pool 27% of a total pool of $5 million if you remain in the employ of the business for a period of six months subsequent to the closing date or earlier when and if terminated by the new owner.

(B) If in the judgment of Douglas Berthiaume, it proves necessary to expand participation in the Successful Transaction Pool beyond the currently contemplated nine (9) participants, then the amount payable in (A) can be reduced as follows.

1. The first expanded participation beyond the current nine (9) participants (Berthiaume, Feller, Taymor, Payne, Caputo, Nelson, Russo, Mazar and Petyt) will require Douglas Berthiaume's Successful Transaction Incentive to be reduced by up to $350,000.00. If further expanded participation is required, then all participants with the exception of Gerard Petyt and Douglas Berthiaume will have their incentive reduced equally to fund the increased participation. Douglas Berthiaume's incentive will be reduced a further $2.00 for each $1.00 reduction by the other participants. In no event will this condition operate to reduce the Successful Transaction Incentive to Feller, Caputo, Taymor, Nelson, Mazar, Russo and Payne below $400,000.00.


Price-Based Incentive Pool 1:

Subject only to (B) below.

(A) Millipore will pay you as your share of a "Price-Based Incentive" Pool, no later than thirty (30) days following the closing date, 28% of a total pool calculated by subtracting $325 million from the actual sales price of Waters Chromatography Division or $375 million, whichever is lower, and multiplying the difference by 10%.

(B) If in the judgment of Douglas Berthiaume, it proves necessary to expand participation in the Price Based Incentive beyond the currently contemplated nine (9) participants, then the amount payable in (A) can be reduced as follows:

1. The first expanded participation beyond the current nine participants (Berthiaume, Feller, Taymor, Payne, Caputo, Nelson, Russo, Mazar and Petyt) will require Douglas Berthiaume's Price Based Incentive to be reduced by up to 25%. If further expanded participation is required, then all participants with the exception of Gerard Petyt and Douglas Berthiaume will have their incentive reduced equally to fund the increased participation. Douglas Berthiaume's incentive will be reduced a further $2.00 for each $1.00 reduction by the other participants. In no event will this condition operate to reduce the Price Based Incentive to Feller, Caputo, Taymor, Nelson, Russo and Payne by more than 20% should they otherwise qualify under (A).


Price-Based Incentive Pool 2:

Millipore will pay into a separate pool (Price-Based Incentive Pool #2), no later than 30 days following the closing date one-tenth (10%) of the amount by which the actual selling price or $425,000,000, whichever is lower,
exceeds $375,000,000.   This pool will be distributed to participating WCD
Management Team Members based solely on the judgment of Douglas Berthiaume.


Stock Options and Restricted Shares:

As a WCD management team member employed in good standing on the closing date, Millipore Management will recommend to the Board of Directors that the vesting schedule for all stock options held by you be accelerated to the closing date and that all restrictions on restricted shares be waived as of that date. You will be allowed twelve months from the closing date to exercise any or all stock options. WCD managers and key employees will participate in Millipore's stock option and restricted stock distributions for 1993 in a business as usual fashion.


Severance Benefits:

As a WCD management team member, if you are involuntarily separated from the company prior to the close, you will be afforded severance benefits (or not, should they be terminated for cause) according to the customary policies and practice of Millipore Corporation. WCD management team members whose services are required by the new owner following the closing date will not be eligible for severance benefits from Millipore Corporation. However, Millipore Management will use its best efforts to ensure that the new owner will provide reasonable severance provision should employment be terminated after the closing date.


Change in Scope of the Transaction:

If, prior to the closing date, the Board of Directors decides to pursue a transaction materially different from that contemplated here, this agreement will be voided and WCD management team members covered by this agreement will receive retention and other transaction-related rewards no less lucrative than those afforded other Millipore managers and key employees involved in that transaction.


Possible Longer Time to Transition:

In weighing the relative merits of alternative offers to acquire the business to be divested, Millipore Management will take into account the financial (and other) advantages of a divestiture which provides for continued sharing of space, organizations and other assets, subsequent to a closing.

For your part and as additional consideration for the incentive compensation set forth above, you agree to apply your best efforts to:

1.   Structure the business for sale as a stand-alone concern.

2. Develop with the investment bankers a sell book that attractively and fairly describes the business we are selling.

3. Coordinate all selling efforts with and cooperate in whatever support activities may be required by Millipore's investment bankers.

4. Operate the WCD business for the period 4Q93 through the closing date in a manner so as to ensure that the business actually delivered to the new owner is structured, resourced, and performing as represented during negotiations.

/s/Douglas A. Berthiaume
/s/John A. Gilmartin